Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	617-301-7100
Fax: 617-301-7010	617-301-7010
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX REPORTS PHASE 2 DATA ON CRx-150 IN HUMAN INFLAMMATORY
DISEASE MODEL

— CRx-150 Hits Secondary Endpoint With Significant Reduction in Acute CRP, But Not Primary Endpoint of Chronic CRP, Data to be Presented at Gordon Conference on Periodontal Disease —

CAMBRIDGE, MA — June 7, 2006 - CombinatoRx, Incorporated (NASDAQ: CRXX) today announced preliminary results of its randomized, blinded, placebo-controlled clinical trial of CRx-150 in patients with periodontitis, a chronic infectious disease with an inflammatory component, associated with elevation of systemic inflammatory markers. This trial was designed to determine how immuno-modulating agents such as CRx-150 would affect various systemic inflammatory markers in individuals with periodontitis in both the acute and chronic phase of immuno-inflammation. CRx-150 did not reduce C-reactive protein (CRP) in the chronic inflammatory phase, the primary endpoint of the trial, as measured at day 42 prior to SRP. CRx-150 did reduce CRP in the acute inflammatory phase compared to placebo (p = 0.026), a secondary endpoint of the trial, as measured on day 43 of treatment and within 24 hours following scaling and root planning (SRP) of a subject’s teeth. Analysis of the effect of CRx-150 on immuno-inflammatory cytokines, another set of secondary endpoints, demonstrated that the CRx-150 treated group also exhibited a non-statistically significant trend towards reduced acute release of TNF-α and IL-6 within 24 hours after SRP as compared to the placebo group. There were small or no differences between CRx-150 and placebo for the other inflammatory markers measured including IL-1, IL-8, IL-12 and IFN-γ. CRx-150 was generally well tolerated and there were no serious adverse events reported. The most common adverse event in the study reported as related to the CRx-150 treated group was headache, a known side effect of dipyridamole.

Data from this CRx-150 trial are being presented in a poster entitled “Effects of CRx-150 on Chronic and Acute Release of Inflammatory Markers in Patients with Periodontitis, a Randomized Placebo-Controlled Clinical Trial”, F. D’Aiuto, et al., at the Gordon Research Conference on Periodontal Diseases, June 4-9, 2006 in Barga, Italy.

“By blunting the spike in CRP that occurs immediately following SRP, CRx-150 has demonstrated its ability to effectively modulate the release of an important validated inflammatory marker,” said Dr. Jan Lessem, Chief Medical Officer of CombinatoRx.

“Further study of CRx-150 will be required to understand the magnitude of its effects, given the activity in the acute phase of this model, and we look forward to results of the CRx-150 Phase 2 trial in patients with rheumatoid arthritis expected in the first half of 2007,” commented Alexis Borisy, President and CEO of CombinatoRx. “Overall we are very pleased that four of the six trials on which we have reported Phase 2 data this year have now shown translation of activity into humans.”

245 First Street, Sixteenth Floor, Cambridge, MA 02142

Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com

About the Trial Design

This clinical trial was a blinded, placebo-controlled, randomized study of the effect of an 8-week treatment of CRx-150 compared to placebo in a 1:1 ratio. The primary endpoint was a reduction in CRP from baseline to day 42. Secondary endpoints of the study included changes in CRP levels following SRP, reduction in periodontal pocket depth and ability to modulate a panel of inflammatory cytokines.

Patients were enrolled into the trial with severe periodontitis, defined as a minimum of 10 pockets between the teeth and gum measuring greater than or equal to 5mm in depth with at least 4 pockets greater than or equal to 6mm. Ten percent of all the pockets must have been shown to bleed on probing. Baseline CRP levels upon enrollment had to be greater than 1.5mg/L. Overall median CRP levels at study baseline were 3.4 mg/L. CRx-150 was dosed in this trial using a single dose of dipyridamole and two different doses of amoxapine. Patients received the first ratio for the first two weeks of treatment and the second ratio for the following six weeks. SRP of the subjects’ teeth was conducted on day 42. Inflammatory cytokine levels were measured periodically throughout the study. Fifty-six patients were enrolled in the trial at a single study center in London, England.

About CRx-150

CRx-150 is a novel orally available syncretic drug candidate in Phase 2 clinical development for immuno-inflammatory diseases. A syncretic drug comprises two compounds that are designed to act synergistically through multiple pathways to provide a novel therapeutic effect which neither component alone can achieve. CRx-150 contains low doses of amoxapine and dipyridamole, neither of which is indicated for the treatment of immuno-inflammatory disease on its own, but which have been shown in preclinical studies to act synergistically to modulate cytokine production. CRx-150 was discovered using the CombinatoRx combination High Throughput Screening (cHTS™) technology and would be developed in a unique formulation for the treatment of immuno-inflammatory diseases.

CRx-150 is currently being evaluated in an ongoing Phase 2 clinical trial in patients with rheumatoid arthritis. CRx-150 is one of a portfolio of six product candidates that CombinatoRx is currently testing in Phase 2 clinical trials.

About Periodontitis and CRP

Periodontitis is a bacterial disease of the gums with an inflammatory component that is associated with an increase in plasma CRP, an acute phase protein and marker of systemic inflammation. A relationship between inflammatory processes and elevation of CRP has been established in periodontitis and in other immuno-inflammatory diseases including rheumatoid arthritis, inflammatory bowel disease, hand osteoarthritis and polymyalgia rheumatica.

Periodontal disease and therapy represents a novel inflammatory human model to study inflammation and CombinatoRx has initiated a series of Phase 2 clinical trials with several immuno-modulating drug candidates, including CRx-102, CRx-119, CRx-150 and CRx-139 to determine their impact on various inflammatory markers in individuals with periodontitis. Preliminary CRx-119 data was released in April 2006 and preliminary CRx-102 data was released in May 2006. CombinatoRx plans to present a comparative analysis of the panel of immuno-modulating cytokines from these periodontitis clinical trials later this year.

245 First Street, Sixteenth Floor, Cambridge, MA 02142

Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com

About CombinatoRx

CombinatoRx, Incorporated is a biopharmaceutical company focused on developing new medicines built from synergistic combinations of approved drugs, designed to attack disease on multiple fronts. CombinatoRx applies its proprietary combination drug discovery technology to identify new combination product candidates in a number of disease areas, including immuno-inflammatory disease, oncology, metabolic disease, neurodegenerative disease, and infectious disease. We are currently developing a portfolio of six product candidates targeting multiple diseases which were discovered by applying our proprietary screening technology. For further information, please visit the CombinatoRx website at www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the clinical trial results for CRx-150,  its plans for further research and development of the Company’s CRx-150 product candidate, the predictive value of CRP and clinical trials in chronic adult periodontitis for other immuno-inflammatory diseases, its plans with respect to the research and development of the other product candidates in its portfolio, its timeframe for the announcement of results from clinical trials of its other product candidates and its drug discovery technology. These forward-looking statements about the future development of CRx-150 and future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties assumptions, including risks related to whether a clinical trial in chronic adult periodontitis or the measure of CRP is predictive of efficacy in other immuno-inflammatory diseases, the ability of CombinatoRx to design future clinical trials of CRx-150 in other immuno-inflammatory diseases based on data from a clinical trial from a different immuno-inflammatory disease, the ability of CombinatoRx to initiate and successfully complete clinical trials of its product candidates, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the unproven nature of the Company’s drug discovery technology, the Company’s ability to obtain additional funding for its research and development and those other risks that can be found in the “Risk Factors” section of the CombinatoRx Annual Report Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx projects.

In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2006 CombinatoRx, Incorporated. All rights reserved.

-end-

245 First Street, Sixteenth Floor, Cambridge, MA 02142

Ph: 617 301 7000   Fax: 617 301 7010   www.combinatorx.com